OXiGENE PROVIDES CLINICAL DEVELOPMENT UPDATE ON NEU-SENSAMIDE(TM)

     -Phase III NSCLC Protocol Amended to Focus on Squamous Cell Carcinoma-

     Boston, MA and Lund,  Sweden,  September 21, 1998 - OXiGENE,  Inc. (Nasdaq:
OXGN, SSE: OXGN), an international biopharmaceutical company, today announced clinical development plans for Neu-Sensamide(TM), including an amendment of the Company's Phase III clinical trial protocol in non-small cell lung cancer (NSCLC). Neu-Sensamide, a potential radiosensitizer for the treatment of cancer, is currently undergoing clinical trials in the U.S. and Europe.

     The Phase III clinical trial was designed to study the efficacy of Neu-Sensamide in combination with radiation therapy in patients with NSCLC. The Company, in cooperation with its clinical investigators, has now amended the Phase III protocol to reflect findings from a Phase II/III study of Sensamide(TM), a prototype compound. This data showed that on an intention to treat basis, there was no difference in survival or tumor response between patients receiving radiation alone and those receiving radiation and Sensamide. However, as previously reported, investigators identified a patient sub-group--those with squamous cell carcinoma, a common form of lung cancer--for whom Neu-Sensamide in combination with radiation is expected to have efficacy.

     Based on these findings, future patient enrollment in the Phase III Neu-Sensamide trial will now target NSCLC patients with squamous cell carcinoma, and the total number of patients enrolled in the trial will be expanded from 220 to 350 to accommodate this new focus. In addition, due to the fact that today's standard therapy in the U.S. for NSCLC combines radiation and chemotherapy, the Company has decided not to continue recruiting patients in the U.S. for the Phase III trial and to focus instead on the Company's ongoing Phase II studies where radiation is combined with chemotherapy and Neu-Sensamide.

     Bjorn Nordenvall, Chairman, President and Chief Executive Officer of OXiGENE, commented, "Our decision to focus our Neu-Sensamide Phase III trial on the patient sub-group that is expected to benefit most from this treatment will put us in a better position to move the clinical development of our product forward."

     He continued, "In addition to the ongoing Phase III trial, we are advancing three other Neu-Sensamide clinical trials--two Phase II trials in NSCLC, and a Phase I trial in glioblastoma, a highly malignant form of brain cancer. Our new generation sensitizer, OXi-104, is progressing positively through our Phase I/II clinical trials, in combination with chemotherapy in patients with advanced stage cancers."

     Clinical investigators will present fully analyzed data from the Phase II/III study of Sensamide at the European Society for Therapeutic Radiology and Oncology (ESTRO) meeting in Edinburgh, Scotland this week.

     OXiGENE is an international biopharmaceutical company developing a diverse portfolio of innovative products to combat cancer and other major diseases. The Company currently has four products in clinical development, including Neu-Sensamide, being tested as a radiosensitizer in Phase II and III studies in patients with non-small cell lung cancer and in a Phase I study in patients with glioblastoma; OXi-104 (declopramide), being tested as a chemosensitizer in Phase I/II studies in patients with advanced stage cancers; Cordycepin, which is in a Phase I/II study in patients with TdT-positive leukemia; and Combretastatin A-4 prodrug, a tumor vascular targeting agent expected to enter Phase I/II studies in the second half of 1998.

     This press release contains forward-looking statements that involve risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed in this press release. Factors that may cause such a difference include, but are not limited to, those risks and uncertainties associated with the regulatory approval of the Company's proprietary drugs, and other risks included in the Company's Annual Report on Form 10-K and in the Company's other filings with the Securities and Exchange Commission during the past 12 months.